EXHIBIT 99.1

For Media:	For Investors:
Kim Hillyer	Jeff Goeser
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kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com
@TDAmeritradePR

TD Ameritrade Discloses Order Routing Revenue Sharing

OMAHA, Neb., June 12, 2014 – TD Ameritrade Holding Corporation (NYSE: AMTD) is today disclosing information as it relates to revenue sharing1 it receives for the trade orders routed to market destinations for execution. The Company plans to disclose this revenue on a quarterly basis, beginning with its June Quarter earnings release in July 2014.

The Company earned order routing revenue of $236 million, $184 million and $185 million for fiscal years 2013, 2012 and 2011, respectively. Note that less than 50 percent of its 2013 revenue sharing came from stock transactions.

TD Ameritrade employs sophisticated order routing technology and processes to help it meet its obligations to seek best execution for client orders. The system is flexible, with the ability to route to several destinations in an effort to seek best execution quality. Clients also have the option to choose from a list of direct-routing destinations.

TD Ameritrade does not internalize its clients’ orders. Instead, it works with multiple market destinations to encourage competition and create redundancies that help maintain a seamless client experience. The Company holds these market destinations to high performance standards, as it evaluates their stability, execution quality and consistency daily. In the unlikely event of a degradation of service, TD Ameritrade has the flexibility to adjust by quickly routing orders to another venue. Information regarding the revenue sharing arrangements the Company's broker dealer subsidiaries have with each of these market destinations is disclosed publicly via SEC Rule 606 reports, client agreements and client account statements.

“Many market destinations are in the business of making markets. They provide liquidity, and revenue sharing is part of their business model,” said Fred Tomczyk, president and chief executive officer. “There exist today comprehensive regulations and oversight, disclosure and industry competition, as well as the many checks and balances we have implemented over the years, to ensure that we remain focused on satisfying our obligation to seek best execution on behalf of our clients. Without their trust and satisfaction we wouldn’t have a business, and we could not maintain either of them if we didn’t deliver on our promises to the best of our abilities.”

“The facts show that execution quality for retail investors has never been better,” Tomczyk continued. “Costs are lower than ever, spreads have narrowed significantly, liquidity has increased, and execution speed has improved. But it can be better. Just as we are continually seeking to improve our client experience, we as an industry should continue to examine ways in which we can improve our nation’s market structure – without compromising the many improvements that currently exist. We have long been a part of conversations around market structure, representing one of the largest bases of retail investors in the country, and we will continue to do so.”

The Company will be sharing its views on this topic and other market structure-related issues when it appears before the Senate’s Permanent Subcommittee on Investigations on Tuesday, June 17, 2014.

About TD Ameritrade Holding Corporation
Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NYSE: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how - bringing Wall Street to Main Street for more than 39 years. An official sponsor of the 2014 and 2016 U.S. Olympic and Paralympic Teams, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit TD Ameritrade's newsroom or www.amtd.com for more information.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org) /NFA (www.nfa.futures.org)

Safe Harbor
This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts or stock price, as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include, but are not limited to: general economic and political conditions and other securities industry risks, fluctuations in interest rates, stock market fluctuations and changes in client trading activity, credit risk with clients and counterparties, increased competition, systems failures, delays and capacity constraints, network security risks, liquidity risks, new laws and regulations affecting our business, regulatory and legal matters and uncertainties and other risk factors described in our latest Annual Report on Form 10-K, filed with the SEC on Nov. 22, 2013 and our latest Quarterly Report on Form 10-Q filed thereafter. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.

1 Also sometimes referred to as “payment for order flow”.
Source: TD Ameritrade Holding Corporation
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